Exhibit 10.49

OFFICE LEASE AGREEMENT

BY AND BETWEEN

KEYSTONE 430 TT LLC

(AS LANDLORD)

AND

REGADO BIOSCIENCES, INC.

(AS TENANT)

430 Davis Drive

Durham, North Carolina

HOLLAND + KNIGHT LLP 800 17th Street, N.W. Suite 1100 Washington, DC 20006 Phone: (202) 955-3000 Fax: (202) 955-5564

i

STATE OF NORTH CAROLINA

LEASE AGREEMENT

COUNTY OF DURHAM

THIS LEASE AGREEMENT (the “Lease”) made and entered into as of the 1st day of May, 2013 (the “Effective Date”), by and between KEYSTONE 430 TT LLC, a Delaware limited liability company (“Landlord”), and REGADO BIOSCIENCES, INC., a Delaware corporation (“Tenant”):

W I T N E S S E T H:

In consideration of the mutual covenants and agreements contained herein, the parties hereto agree for themselves, their successors and assigns, as follows:

1. BASIC LEASE TERMS.

The following terms shall have the following meanings in this Lease:

(a) Premises: Approximately one thousand six hundred fifty-seven (1,657) rentable square feet of office space known as Suite 110 on the first (1st) floor of the Building (hereinafter defined), as more particularly described on the floor plan attached hereto as Exhibit “A”.

(b) Building: The building located at 430 Davis Drive, Durham, North Carolina.

(c) Business Park: Keystone Office Park, consisting of the Building, the office building located at 630 Davis Drive, Durham, North Carolina (the “630 Building”) and the office building located at 530 Davis Drive, Durham, North Carolina (the “530 Building”).

(d) Common Areas: All areas of the Building, the land on which the Building is located (the “Land”), the Project Land (hereinafter defined) and/or the Business Park, as applicable, which are available for the common use or benefit of all tenants primarily or to the public generally, including without limitation parking areas, driveways, sidewalks, loading docks, the lobby, corridors, elevators, stairwells, entrances, public restrooms, mechanical rooms, janitorial closets, telephone rooms, mail rooms, electrical rooms, and other similar areas of the Building providing for building systems, and any other common facilities furnished by Landlord from time to time.

(e) Intentionally Omitted

(f) Term: Thirty-Nine (39) full calendar months following the Commencement Date (hereinafter defined), unless earlier terminated in accordance with the terms of this Lease.

(g) Base Rent:

LEASE YEAR	RATE	MONTHLY RENT	ANNUAL RENT

1	$23.50 per r.s.f.	$3,244.96	$38,939.52
2	$24.09 per r.s.f.	$3,326.43	$39,917.16
3	$24.69 per r.s.f.	$3,409.28	$40,911.36
4	$25.31 per r.s.f.	$3,494.89	$41,938.68	*

[*	on an annualized basis]

(h) Base Year for Operating Expenses: Calendar year 2013.

(i) Tenant’s Proportionate Share: 1.09% (representing a fraction, the numerator of which is the number of rentable square feet within the Premises and the denominator of which is the number of rentable square feet within the Building).

(j) Notice Addresses:

Landlord:	Keystone 430 TT LLC
c/o American Real Estate Partners Management LLC
2350 Corporate Park Drive
Suite 110
Herndon, Virginia 20171
Attn: Property Manager

with a copy to:	Holland & Knight LLP
800 17th Street, N.W.
Suite 1100
Washington, D.C. 20006
Attn: David S. Kahn, Esq.

Tenant:	At the Premises
Attn: Chris Courts

with a copy to:	Lowenstein Sandler LLP
65 Livingston Avenue
Roseland, New Jersey 07068
Attn: Michael J. Lerner, Esq.

(k)	Landlord’s Address for Payment of Rent:	Wells Fargo
Keystone 430 LL, LLC
PO Box 602770
Charlotte NC 28260-2770

(l) Security Deposit: $3,244.96

(m) Broker(s): CBRE, Inc., as Landlord’s agent, and Cassidy Turley, as Tenant’s agent.

(n) Guarantor: None.

(o) Parking. Tenant shall have the right to use seven (7) unreserved parking spaces (i.e. four (4) unreserved parking spaces per 1,000 rentable square feet of the Premises, rounded to the nearest whole number) in the surface parking areas adjacent to the Building which constitutes a portion of the Common Areas of the Land.

2. DESCRIPTION OF PREMISES.

In consideration of Tenant’s agreement to pay Base Rent (hereinafter defined) and Additional Rent (hereinafter defined), Landlord hereby leases to Tenant, and Tenant hereby accepts and rents from Landlord, the Premises within the Building located in the Business Park; together with the nonexclusive right to use the Common Areas of the Land and the Building.

3. TERM; COMMENCEMENT DATE; TENANT IMPROVEMENTS.

(a) Term. This Lease shall be in full force and effect from the Effective Date. The term of this Lease (the “Term”) shall commence on the Commencement Date (hereinafter defined) and shall expire on the last day of the thirty-ninth (39th) full calendar month following the Commencement Date (the “Expiration Date”), unless earlier terminated in accordance with the terms hereof. For the purposes of this Lease, the “Commencement Date” shall be the Effective Date of the Lease as set forth above. As used herein, the term “Lease Year” means (A) for the first Lease Year, the twelve (12)-month period commencing on the Commencement Date, except that if the Commencement Date does not occur on the first day of a calendar month, the first Lease Year shall commence on the Commencement Date and terminate on the last day of the twelfth (12th) full calendar month of the Term, and (B) each successive period of twelve (12) calendar months thereafter during the Term. Reference is made to the form of Declaration of Commencement Date (the “Declaration”) attached hereto as Exhibit “D”. After the Commencement Date, Landlord shall complete the Declaration and deliver the completed Declaration to Tenant. Within five (5) business days after Tenant receives the completed Declaration from Landlord, Tenant shall execute and return the Declaration to Landlord to confirm the Commencement Date and the Expiration Date. Failure to execute the Declaration shall not affect the commencement or expiration of the Term.

(b) “As-Is” Condition; Tenant Improvements. Landlord shall deliver the Premises to Tenant in its “as-is” condition without (i) except as set forth in this Section 3(b), any obligation on Landlord’s part to undertake, or, pay for, any improvements or alterations therein; or (ii) any representations or warranties regarding the condition thereof. Notwithstanding the foregoing, after the Commencement Date, Landlord shall undertake in the Premises the improvements (the “Tenant Improvements”) set forth on the space plan attached hereto as Exhibit “B” (the “Space Plan”), at Landlord’s sole cost and expense, except as otherwise set forth herein. All finishes and other components of the Tenant Improvements to be constructed by Landlord shall be “Building-standard” finishes and components selected by Landlord, except to the extent that specific non-Building standard finishes or components are set forth on the Space Plan. Tenant hereby acknowledges that it has approved the scope of the Tenant Improvements shown on the Space Plan and that any changes to the Space Plan or the Tenant Improvements depicted therein shall be at Tenant’s sole cost and expense, and shall be subject to Landlord’s prior written approval, which approval may be granted or withheld in Landlord’s sole discretion. Landlord shall perform the Tenant Improvements in accordance with applicable law. Subject to events of force majeure and long lead items, Landlord shall complete the Tenant Improvements on or before the date that is twenty-one (21) days after the Commencement Date. Landlord and Tenant hereby expressly acknowledge and agree that Landlord shall perform the Tenant Improvements while Tenant is in occupancy of the Premises during normal business hours (i.e.

Monday through Friday 9:00 a.m. to 5:00 p.m., excluding federal holidays) or other days or times reasonably selected by Landlord; provided that Landlord shall not be required to (but may in its sole discretion elect to) undertake such work during days and times other than Monday through Friday, 9:00 a.m. to 5:00 p.m. (excluding federal holidays). Landlord shall not be responsible for any damage to, or inconvenience or interference with, Tenant’s business caused by, or in connection with, Landlord’s undertaking the Tenant Improvements, provided that Landlord shall use reasonable efforts to minimize disruption to Tenant’s business while Landlord is undertaking same. Tenant shall promptly comply with any and all reasonable Landlord requests with respect to the undertaking by Landlord of the Tenant Improvements, including any request by Landlord that Tenant relocate Tenant’s personnel, furniture, equipment, and/or trade fixtures such that Landlord may undertake such work in an efficient and timely manner.

4. RENTAL.

During the Term, Tenant shall pay to Landlord at the address set forth in Section 1(l) herein, without notice, demand, reduction (except as may be applicable pursuant to the sections of this Lease entitled “Damage or Destruction of Premises” and “Eminent Domain”), setoff or any defense, the amounts set forth in this Section 4 (collectively the “Annual Rental”).

(a) Base Rent; Additional Rent.

(i) Subject to Section 4(h), below, beginning with the Commencement Date and continuing through the Expiration Date, Tenant shall pay Base Rent in accordance with the schedule set forth in Section 1(h) in equal monthly installments each in advance on or before the first day of each calendar month. Tenant shall deliver to Landlord the first monthly installment of Base Rent at the time Tenant executes and delivers this Lease to Landlord.

(ii) As used herein, the term “Additional Rent” shall mean such costs, expenses, charges and other payments to be made by (or on behalf of) Tenant to Landlord (or to a third party if required under this Lease) pursuant to the terms of this Lease, whether or not the same be designated as such.

(b) Operating Expense Pass-Throughs.

(i) Commencing on January 1, 2014, and continuing thereafter throughout the Term, Tenant shall pay Tenant’s Proportionate Share (as set forth in Section 1(i), above) of all Operating Expenses (hereinafter defined) paid or incurred by Landlord during each calendar year to the extent such costs exceed the amount of Operating Expense incurred during the Base Year (defined in Section 1(h), above). As used herein, the term “Operating Expenses” means all costs and expenses paid or incurred by Landlord in connection with the ownership, operation, repair or maintenance of the Building, the Common Areas, the Land and, subject to subsection (K), below, the Project Land and the Business Park, including without limitation, all: (A) all Taxes (hereinafter defined), (B) insurance premiums and policy deductibles paid with respect to the Building and/or the Land, including fire and extended coverage insurance and liability insurance, (C) sales, use and/or personal property taxes applicable to the Building or the Premises, including those relating to the purchase of goods and services used in connection with the operation, maintenance or repair of the Building, (D) fees or costs incurred in connection with protesting any tax assessment, (E) the cost of providing Standard Building Services (hereinafter defined) including utilities, heat and air conditioning, janitorial service and window cleaning, (F) building management costs (including management fees), (G) the cost of grass mowing, shrub care and general landscaping, irrigation systems, maintenance and repair to parking and loading areas (including storage of materials), driveways, sidewalks, exterior lighting, garbage collection and disposal, snow removal, water and sewer, plumbing, signs and other facilities serving or benefiting the Premises or the Building, (H) the cost of all services rendered by third parties with respect to the Building and the Land, including the Common Areas thereof, and all costs paid or incurred by Landlord in providing any of the services to be provided by Landlord pursuant to the terms of this Lease; (I) costs of all capital improvements, repairs or equipment in or to the Building (“Permitted Capital Expenditures”) which are undertaken to comply with applicable law first effective after the Commencement Date or which are intended to reduce Operating Expenses; provided that the cost of any such Permitted Capital Expenditures shall be amortized on a straight line basis over its useful life (as determined in accordance with generally accepted accounting principles, as reasonably interpreted by Landlord, and consistently applied), with imputed interest at eight percent (8%) per annum, (J) assessments paid to the Owners Association pursuant to the Covenants (hereinafter defined), (K) employees’ wages, salaries, welfare and pension benefits and other benefits for personnel (1) at or below the grade of senior property manage or senior building manager (it being expressly understood that Building engineers and Building accountants shall be deemed to be below the grade of senior property manage and senior building manager) and (2) above the grade of senior property manage or senior building manager if such individual is providing services relating to the operation, maintenance or repair of the Building, the Common Areas and/or the Land; (L) the cost of repairs and maintenance; (M) telephone service; (N) concierge services; (O) sewer rents and charges; (P) window cleaning; (Q) service contracts for the maintenance of elevators, boilers, HVAC and other mechanical, plumbing and electrical equipment or systems; (R) the rental value of the management office maintained in the Building; (S) legal fees and accounting fees; (T) the cost of purchase or replacement of trees, plants and shrubbery; (U) all costs of operating, maintaining and replacing equipment in any health and fitness and facility located in the Building; and (V) the Building’s proportionate share (based on the ratio that the rentable square footage of the Building bears to the aggregate rentable square footage of the Building, the 630 Building and the 530 Building) of the costs and expenses paid or incurred by Landlord in the operation, repair and maintenance of the Business Park, including without limitation the costs and expenses associated with the maintenance and operation and repair of Business Park amenities made available for the common use and enjoyment of the tenants of the Business Park from time to time. As used herein, the term “Taxes” means all governmental impositions, levies, fees, taxes, assessments or charges of every kind and nature whatsoever which are levied, assessed or imposed against the Premises, the Land, the Building, or any other improvements on the Land, or any portion thereof or by reason of the ownership and operation of the Premises, the Land, the Building or any other improvements on the Land, and receipt of Rent therefrom including, without limitation, ad valorem taxes, real estate taxes, any other tax on rents or real estate, water or sewer and all other governmental exactions from time to time directly or indirectly assessed or imposed upon the Premises, the Land, the Building or any other improvements on the Land, including all costs and fees paid or incurred by Landlord in contesting, or in negotiating with the public authorities as to the amount of such assessments, charges or taxes or the basis upon which the same shall be assessed. As used herein, the term “Covenants” means the Declaration of Covenants, Conditions, and Restrictions for Keystone Office Park recorded at Book 2555, Page 135, Durham County Registry. In the event that Landlord elects to employ a single service provider to provide to the Building and the Other Buildings (hereinafter defined) any category of goods or services relating to the operation, repair or maintenance thereof, Operating Expenses hereunder shall include the Building’s share of the total cost of such goods or services provided during any calendar year, as reasonably determined by Landlord. As used herein, the term “Other Buildings” means the 630 Building and the 530 Building. As used herein, the term “Project Land” means the Land and the land on which the 630 Building and the 530 Building are located.

Operating Expenses shall not include (1) general administrative expenses, accounting, record-keeping and clerical support of Landlord to the extent associated with maintaining the legal entity which constitutes Landlord rather than the operation, maintenance or repair of the Building, Land or Business Park; (2) costs or expenses of utilities directly metered to tenants of the Building and payable separately by such tenants, (3) costs of selling, syndicating, financing, mortgaging or hypothecating Landlord’s interest in the Building, (4) costs of capital improvements or capital expenditures, except for Permitted Capital Expenditures, (5) costs incurred in connection with work or services or other benefits that are not offered to Tenant but that are provided to another tenant or occupant of the Building without additional cost, (6) costs incurred in connection with the sale, financing, refinancing, mortgaging or sale of the Building, including brokerage commissions, attorneys’ and accountants’ fees, closing costs, title insurance premiums, transfer taxes and interest charges, (7) Landlord’s political or charitable contributions, (8) legal expenses of negotiating leases for tenants of the Building or incurred in connection with disputes with tenants of the Building, (9) interest, principal, late charges, prepayment penalties or premiums on any debt owed by Landlord (including any mortgage debt) and depreciation, except as otherwise expressly set forth herein, (10) legal fees, space planners’ fees, real estate brokers’ leasing commissions and advertising expenses incurred in connection with the leasing of space in the Building, (11) the cost of any repair, restoration, replacement or other item, to the extent Landlord is actually reimbursed therefor by insurance, warranties, condemnation proceeds or otherwise, (12) the cost of all items and services with respect to which Landlord receives reimbursement (excluding reimbursement by way of operating expenses or real estate taxes paid by Tenant or other tenants), (13) the cost of painting, decorating or renovating a specific tenant’s space, or the installation of tenant improvements (including demising walls and public corridors) made for other tenants of the Building or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for prospective tenants, existing tenants or other occupants of the Building (specifically excluding base building improvements and systems and the common areas of the Building), unless such items are similarly provided to, or benefit generally, other tenants in the Building, (14) costs or expenses of utilities directly metered to tenants of the Building and payable separately by such tenants and (15) any penalties, fines, damages, late charges or interest incurred as a result of Landlord’s violation of any federal, state or local law or regulation, unless the violation results from the act or omission of Tenant, its agents, contractors, employees, subtenants, assignees or invitees.

(ii) If at any time during calendar year 2013, or during any subsequent calendar year, less than ninety-five percent (95%) of the total rentable square feet of office space in the Building is occupied by tenants, the amount of Operating Expenses for such year shall be deemed to be the amount of Operating Expenses as reasonably estimated by Landlord that would have been incurred if the percentage of occupancy of the Building during such year was ninety-five percent (95%). If at any time during any calendar year, any part of the Building is leased to a tenant (hereinafter referred to as a “Special Tenant”) who, in accordance with the terms of its lease, provides its own utilities, cleaning or janitorial services or other services or is not otherwise required to pay a share of Operating Expenses in accordance with the methodology set forth in this Section 4.b., and Landlord does not incur the cost of such services, Operating Expenses for such calendar year shall be increased by the additional costs for cleaning and janitorial services and such other applicable expenses as reasonably estimated by Landlord that would have been incurred by Landlord if Landlord had furnished and paid for cleaning and janitorial services and such other services for the space occupied by the Special Tenant, or if Landlord had included such costs in “operating expenses” as defined in the Special Tenant’s lease. Notwithstanding the foregoing, in no event shall the adjustments in Operating Expenses as hereinabove described result in a net profit to Landlord.

(c) Payment of Operating Expenses.

Commencing on January 1, 2014, and continuing thereafter throughout the Term, Tenant shall pay to Landlord in advance each month, along with Tenant’s installments of Base Rent (and Additional Rent, if applicable) an amount (the “Tenant Contribution”) equal to one-twelfth (1/12) of Landlord’s estimate of Tenant’s Proportionate Share of the amount of Operating Expenses for any calendar year (including any partial calendar year, as applicable) which is in excess of Operating Expenses for the Base Year. Landlord will make reasonable efforts to provide Tenant with Landlord’s estimate of Tenant’s Contribution for the upcoming calendar year on or before December 15th of each calendar year during the Term hereof, commencing with calendar year 2013. Not more than twice during any calendar year, Landlord may in good faith revise Landlord’s estimate of Tenant’s Proportionate Share of increases in Operating Expenses and upon Tenant’s receipt of a revised statement, Tenant shall pay Tenant’s Proportionate Share of increases in Operating Expenses on the basis of such statement. If Landlord fails to notify Tenant of the revised amount of Tenant’s Contribution by such date, Tenant shall continue to pay the monthly installments of Tenant’s Contribution, if any, last payable by Tenant until Tenant is notified by Landlord of such new estimated amount. No later than May 1st of each calendar year of the Term, commencing with calendar year 2014, or as soon thereafter as reasonably practicable, Landlord shall deliver to Tenant a written statement setting forth the actual amount of Tenant’s Contribution for the preceding calendar year (the “Expense Statement”). Tenant shall pay the total amount of any balance due shown on the Expense Statement within thirty (30) days after its delivery. In the event that the Tenant Contribution paid by Tenant for any calendar year exceeds the amount of Tenant’s Proportionate Share of the actual increase in Operating Expenses, Landlord shall reimburse Tenant for any overage paid within thirty (30) days after Landlord delivers the Expense Statement to Tenant. Further, Tenant shall be responsible for the payment of Tenant’s Contribution for the calendar year in which the Term of this Lease expires, prorated from January 1 thereof through the Expiration Date. Upon the Expiration Date, Landlord may elect either (i) to require Tenant to pay any unpaid estimated amount within thirty (30) days after the Expiration Date, which estimate shall be made by Landlord based upon actual and estimated costs for such year, or (ii) to withhold the Security Deposit until the exact amount payable by Tenant is determinable, at which time Tenant shall promptly pay to Landlord any deficiencies or Landlord shall return any excess Security Deposit to Tenant.

(d) Audit Right.

Tenant shall be entitled to the following audit right with respect to an Expense Statement delivered by Landlord. Such audit right shall be exercisable by Tenant providing Landlord with written notice of Tenant’s exercise of such audit right within ninety (90) days of Tenant’s receipt of such Expense Statement, time being of the essence. Tenant’s notice shall contain a statement of Tenant’s reasonable objections to such Expense Statement. If, within forty-five (45) days after Landlord’s receipt of Tenant’s written notice, Landlord and Tenant are unable to resolve Tenant’s objections, then, not later than fifteen (15) days after the expiration of such forty-five (45)-day period, Tenant shall deliver to Landlord written notice (the “Audit Notice”) that it wishes to employ on an hourly rate (and not a contingency fee) basis an independent certified public accounting firm approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed) to inspect and audit Landlord’s books and records at the Building relating to the objections raised in Tenant’s notice. Tenant shall deliver to Landlord a confidentiality and nondisclosure agreement reasonably satisfactory to Landlord executed by Tenant and such accounting firm, and provide Landlord not less than fifteen (15) days’ notice of the date on which the accounting firm desires to examine Landlord’s books and records at the Building during regular business hours; provided, however, that such date shall be between thirty (30) and ninety (90) days after Tenant delivers to Landlord the Audit Notice. Such audit shall be limited to a determination of whether Landlord calculated the Expense Statement in accordance with the terms and conditions of this Lease. All costs and expenses of any such audit shall be paid by Tenant, except as otherwise expressly set forth in this Section 4(d). Notwithstanding anything contained herein to the contrary, Tenant shall be entitled to exercise its right to audit pursuant to this Section 4(d) in strict accordance with the foregoing procedures and each such audit shall relate only to the calendar year covered by the Expense Statement. As a condition precedent to exercising its audit rights, Tenant shall pay to Landlord all monies which Landlord claims are owing by Tenant, as shown on the Expense Statement. If, upon a final resolution of any dispute between Landlord and Tenant regarding an Expense Statement (it being understood that the results of Tenant’s audit shall not be dispositive or binding on Landlord), it is determined that an error was made in the audited Expense Statement and as a result of such error (1) the amount of Operating Expenses that Tenant paid to Landlord for the calendar year under audit was in excess of the amount to which Landlord was entitled pursuant to the terms hereof, then Landlord shall pay the amount of such excess within thirty (30) days of such final resolution, (2) the amount of Operating Expenses for the calendar year under audit was overstated by more than five percent (5%), Landlord shall promptly reimburse Tenant for the actual and reasonable out-of-pocket costs and expenses incurred by Tenant in connection with the audit of such Expense Statement, but in no event more than Three Thousand Dollars ($3,000.00) and (3) Tenant owes Landlord any amount of unpaid Operating Expenses, Tenant shall pay same to Landlord within thirty (30) days after such final resolution. Tenant shall provide Landlord with a copy of all audits conducted pursuant to the terms of this Section 4(d) within five (5) days after Tenant receives any such audit from Tenant’s accountant.

(e) Documentary Tax.

In the event that any documentary stamp tax, sales tax or any other tax or similar charge (exclusive of any income tax payable by Landlord as a result hereof) becomes applicable to the rental, leasing or letting of the Premises, whether local, state or federal, and is required to be paid due to the execution hereof or otherwise with respect to this Lease or the payments due hereunder, the cost thereof shall be borne by Tenant and shall be paid promptly and prior to same becoming past due. Tenant shall provide Landlord with copies of all paid receipts respecting such tax or charge promptly after payment of same.

(f) Late Payment.

If any monthly installment of Base Rent, Additional Rent (if any) or any other sum due and payable pursuant to this Lease remains due and unpaid five (5) days after said amount becomes due, Tenant shall pay as Additional Rent hereunder a late payment charge equal to Five Hundred and No/100 Dollars ($500.00) on the unpaid rent or other payment. All unpaid rent and other sums of whatever nature owed by Tenant to Landlord under this Lease shall bear interest from the tenth (10th) day after the due date thereof until paid at the lesser of two percent (2%) per annum above the “prime rate” as published in The Wall Street Journal from time to time (the “Prime Rate”) or the maximum interest rate per annum allowed by law. Acceptance by Landlord of any payment from Tenant hereunder in an amount less than that which is currently due shall in no way affect Landlord’s rights under this Lease and shall in no way constitute an accord and satisfaction.

(g) Survival. Tenant’s obligation to pay Operating Expenses pursuant to the provisions of this Section 4 shall survive the expiration or other termination of this Lease with respect to any period during the Term hereof and with respect to any holdover period of occupancy following the expiration of the Term.

(h) Rental Abatement.

Provided that Tenant is not in default of this Lease, Landlord hereby agrees to abate the Base Rent otherwise due from Tenant for the first three (3) full calendar months following the Commencement Date.

5. SECURITY DEPOSIT.

Tenant has paid to Landlord upon signing this Lease the Security Deposit described in Section 1(l), above, as security for Tenant’s performance of all of its obligations hereunder. The Security Deposit may be held by Landlord in such manner as it shall elect, and Landlord shall not be obligated to pay any interest on, or with respect to, the Security Deposit. The Security Deposit may be commingled with Landlord’s other funds. Further, in the event of a default by Tenant, Landlord may, at its option, apply all or any part of the Security Deposit to cure the default, and thereupon Tenant shall immediately redeposit with Landlord the amount so applied in order that Landlord will always have the full Security Deposit on hand during the term of this Lease. Upon the termination of this Lease, provided that Tenant is not in default hereunder, Landlord shall refund to Tenant any of the remaining balance of the Security Deposit subject to final adjustments for payment of any rental required by this Lease. If the Building is sold, Landlord shall have the right to transfer the Security Deposit to the new owner, and upon the new owner’s express assumption of the obligations for the Security Deposit required by this Lease, Landlord shall thereupon be released from all liability for such Security Deposit, and Tenant thereafter shall look only to the new owner for such Security Deposit. The terms hereof shall apply to every transfer of the Security Deposit.

6. ALTERATIONS AND IMPROVEMENTS BY TENANT.

(a) Tenant shall make no alterations, improvements or other changes (collectively, “Alterations”) in or to the Premises which will or may affect the mechanical, electrical, plumbing, HVAC or other systems of, or the exterior, roof or structural elements of, the Building, and shall make no Alterations of any kind respecting the Premises or the Building which are visible from the exterior of the Premises, without Landlord’s prior written consent, to be granted or withheld in Landlord’s sole discretion. Any other nonstructural Alterations to the Premises shall be made by or on behalf of Tenant only with the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. If any Alteration requires Landlord to make any alterations or improvements to any part of the Building in order to comply with applicable law (including without limitation the Americans With Disabilities Act, as amended), Tenant shall pay all costs and expenses incurred by Landlord in connection with such alterations or improvements. All Alterations, including without limitation all partitions, walls, railings, carpeting (excluding area rugs which are not attached to the floor of the Premises), floor and wall coverings and other fixtures (excluding, however, Tenant’s trade fixtures as described in the Section entitled “Trade Fixtures and Equipment” below) made by, for, or at the direction of Tenant shall, when made, become the property of Landlord, at Landlord’s sole election.

(b) Notwithstanding anything contained herein to the contrary, all Alterations shall be consistent with the then-existing quality, color scheme (where appropriate), general aesthetic appearance and tenor of the balance of the Building. Landlord shall also approve the contractor or contractors who shall perform any Alterations, repairs in, to or about the Premises, which approval shall not be unreasonably withheld, conditioned or delayed, and to post notices of non-responsibility and similar notices, as appropriate. In addition, immediately after completion of any Alterations, Tenant shall assign to Landlord any and all warranties applicable to such Alterations and shall provide Landlord with as-built plans of the Premises depicting such Alterations.

(c) Any Alterations of any kind to the Premises or any part thereof, except Tenant’s furniture, accessories and moveable trade fixtures, shall at once become part of the realty and shall be surrendered with the Premises, as a part thereof, at the end of the Term hereof; provided, however, that Landlord may, by written notice given to Tenant at the time Landlord consents to such Alteration, require Tenant to remove any Alterations and to repair any damage to the Premises caused by such removal, all at Tenant’s sole expense. Further, at the expiration or earlier termination of this Lease, Tenant shall, at its sole cost and expense, remove all telecommunications and computer cabling installed by Tenant within the Premises or any other portion of the Building. In the event Tenant fails to remove such cabling within five (5) days after the expiration or earlier termination of this Lease, Landlord may elect to remove same and Tenant shall promptly reimburse Landlord for all costs incurred by Landlord in connection with the removal of such equipment plus an administration fee equal to twenty-five percent (25%) of such cost. In the event Tenant fails to promptly pay such amounts, Landlord shall be entitled to deduct such amounts from the Security Deposit prior to returning same to Tenant. Any article of personal property, including business and trade fixtures, which were installed or placed in the Premises by Tenant at its sole expense, shall be and remain the property of Tenant and may be removed by Tenant at any time during the Term as long as Tenant is not in default hereunder and provided that Tenant repairs any damage to the Premises or the Building caused by such removal.

(d) Tenant shall keep the Premises free from any liens arising out of any work performed on, or materials furnished to, the Premises, or arising from any other obligation incurred by Tenant. If any mechanic’s or materialmen’s lien is filed against the Premises, the Building and/or the Land for work claimed to have been done for or materials claimed to have been furnished to Tenant, such lien shall be discharged by Tenant within twenty (20) days after Tenant has actual notice of such lien, at Tenant’s sole cost and expense, by the payment thereof or by filing any bond required by law. If Tenant shall fail to timely discharge any such mechanic’s or materialman’s lien, Landlord may, at its option, discharge the same and treat the cost thereof as Additional Rent payable with the installment of rent next becoming due; it being expressly covenanted and agreed that such discharge by Landlord shall not be deemed to waive or release the default of Tenant in not discharging the same. Tenant shall indemnify and hold harmless Landlord, the Premises and the Building from and against any and all expenses, liens, claims, actions or damages to person or property in connection with any such lien or the performance of such work or the furnishing of such materials. Tenant shall be obligated to, and Landlord reserves the right to, post and maintain on the Premises at any time such notices as shall in the reasonable judgment of Landlord be necessary to protect Landlord against liability for all such liens or actions

7. USE OF PREMISES

(a) Tenant shall use the Premises only for general office purposes and for no other purposes. Tenant shall comply with all laws, ordinances, orders, regulations or zoning classifications of any lawful governmental authority, agency or other public or private regulatory authority (including insurance underwriters or rating bureaus) having jurisdiction over the Premises. Tenant shall not do any act or follow any practice relating to the Premises, the Building or the Common Areas which shall constitute a nuisance or detract in any way from the reputation of the Building as a first-class real estate development comparable to other comparable office buildings in the Raleigh/Durham market taking into account rent and other relevant factors. Tenant’s duties in this regard shall include allowing no noxious or offensive odors, fumes, gases, smoke, dust, steam or vapors, or any loud or disturbing noise or vibrations to originate in or emit from the Premises. In addition, Tenant shall not conduct a sale of any personal property on or about the Premises, the Building or in the Common Areas without the prior written approval of Landlord in its sole discretion.

(b) Without limiting the generality of subsection (a), above, and excepting only office supplies and cleaning materials used by Tenant in its ordinary day to day business operations (but not held for sale, storage or distribution) and then only to the extent used, stored, transported and disposed of strictly in accordance with all applicable laws, regulations and manufacturer’s recommendations, the Premises shall not be used for the treatment, storage, transportation to or from, use or disposal of toxic or Hazardous Materials (hereinafter defined).

(c) Tenant shall exercise due care in its use and occupancy of the Premises and shall not commit or allow waste to be committed on any portion of the Premises; and at the expiration or earlier termination of this Lease, Tenant shall deliver the Premises to Landlord in the same condition in which it existed as of the Commencement Date, ordinary wear and tear, fire or other casualty and acts of God alone excepted.

(d) Tenant’s use and occupancy of the Premises shall include the use in common with others entitled thereto of the Common Areas and all other improvements provided by Landlord for the common use of the Building tenants, and any other common facility as may be designated from time to time by the Landlord, subject, however, to the terms and conditions of this Lease and to the reasonable rules and regulations for use therefor as prescribed from time to time by the Landlord. Subject to the terms hereof, Tenant, its employees, agents, customers and invitees shall have the nonexclusive use (in common with other benefiting tenants) to use the Common Areas for purposes intended and the non-exclusive use of the adjacent surface parking areas in accordance with Section 1(o) herein. Tenant shall not at any time interfere with the use of the Common Areas by Landlord, another tenant or any other person entitled to use the same. Landlord reserves the right, from time to time, to alter any of the Common Areas, to exercise control and management of the same, and to establish, modify, change and enforce such reasonable rules and regulations as Landlord in its discretion may deem desirable for the management of the Building or the Common Areas.

(e) Tenant shall save Landlord harmless from any claims, liabilities, penalties, fines, costs, expenses or damages resulting from the failure of Tenant to comply with the provisions of this Section 6. This indemnification shall survive the termination of this Lease or the expiration of the Term.

8. SERVICES BY LANDLORD.

(a) Provided that Tenant has fully complied with all terms and conditions of this Lease and is not then in default hereunder, Landlord shall cause to be furnished to the Premises (subject to reimbursement as part of the Operating Expenses) in common with other tenants, the following services (the “Standard Building Services”): water if available from city mains for drinking, lavatory and toilet purposes; operatorless elevator service; electricity for general office space use (including fluorescent lighting replacements to building standard fixtures only); trash removal in accordance with city schedules; and, during “Standard Hours of Operation” (hereinafter defined), Monday through Friday and Saturday (excluding Holidays (hereinafter defined)), heating and air conditioning for reasonably comfortable use and occupancy of the Premises, provided that the provision of heating and cooling conforming to any governmental regulation prescribing limitations thereon shall be deemed to comply with this service. Tenant shall pay to Landlord all costs resulting from Tenant’s consumption or usage of water, heating, air conditioning or electricity in amounts exceeding (on a per rentable square foot basis) standard office usage or consumption (the “Standard Consumption Amounts”), as determined by Landlord. If Tenant shall require water, heating, air conditioning or electricity in excess of Standard Consumption Amounts, Tenant shall first secure the written consent of Landlord for such use. Landlord may condition its consent upon the requirement that a water meter or electric current meter be installed in the Premises, so as to measure the amount of water or electric current consumed by Tenant. The cost of such meters and installation, maintenance and repair thereof, the cost of any such excess utility use as shown by said meter, the cost of any new or additional utility installations, including, without limitation, wiring and plumbing, resulting from such excess utility use, and the cost of any additional expenses incurred in keeping count of such excess utility use shall be paid by Tenant promptly upon demand by Landlord. Notwithstanding the foregoing, Tenant shall not install equipment with unusual or excessive demands for any of the foregoing without Landlord’s prior written consent which Landlord may withheld by Landlord in its sole discretion if Landlord determines that such equipment may not be safely used in the Premises or that the existing electrical service is not adequate therefor. Notwithstanding anything contained herein to the contrary, Landlord reserves the right to contract with any third party provider of such utilities to provide such services to the Premises, the Building and the Business Park in the most economical manner and Tenant shall not contract with any other third party provider to supply such utilities to the Premises without Landlord’s prior written consent. There shall be no abatement or reduction of rent by reason of any of the foregoing services not being continuously provided to Tenant.

(b) Landlord agrees to provide heating and air conditioning after-hours (i.e., hours before or after the Standard Hours of Operation) at Tenant’s request after reasonable prior written notice and provided that the area to be served is zoned for this purpose. The cost of after-hours service of heating or air conditioning shall constitute Additional Rent (and be payable monthly by Tenant) at the initial rate of Forty-Five Dollars ($45.00) per hour per floor of the Building, which rate shall be subject to increase from time-to-time by Landlord. As used herein, “Standard Hours of Operation” shall mean and refer to those hours of operation at the Building which are 7:00 a.m. to 6:00 p.m. Monday through Friday and 8:00 a.m. through 1:00 p.m. on Saturday, except Holidays. “Holidays” shall mean and refer to each of the following days (on the day set aside for observance): New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and any other holiday(s) generally recognized as such by landlords of office space in the Raleigh/Durham office market, as reasonably determined by Landlord.

(c) Tenant shall immediately report to Landlord any defective condition in or about the Premises known to Tenant, and if such defect is not so reported and such failure results in other damage, Tenant shall be liable for the same.

(d) Landlord and its agents, officers, directors and employees assume no liability or responsibility whatsoever with respect to the conduct or operation of the business to be conducted in the Premises and shall have no liability for any claim of loss of business or interruption of operations (or any claim related thereto). Landlord and its agents, officers, directors and employees shall not be liable for any accident to or injury to any person or persons or property in or about the Premises which are caused by the conduct and operation of said business or by virtue of equipment or property of Tenant in said Premises. Tenant agrees to hold Landlord and its agents, officers, directors and employees harmless against all such claims, except to the extent resulting solely from Landlord’s negligence or willful misconduct. Landlord and its agents, officer, directors and employees shall not be liable to Tenant, its employees, agents, business invitees, licensees, customers, clients, family members or guests for any damage, compensation or claim arising out of or related to managing the Premises or the Building, repairing any portion of the Premises or the Building, the interruption in the use of the Premises, accident or damage resulting from the use or operation (by Landlord and its agents, officers, directors and employees, Tenant, or any other person or persons whatsoever) or failure of elevators, or heating, cooling, electrical or plumbing equipment or apparatus, or the termination of this Lease by reason of the destruction of the Premises, or from any fire, robbery, theft, mysterious disappearance and/or any other casualty, or from water, rain or snow that may leak into or flow from any part of the Premises or the Building, or from any other cause whatsoever, unless occasioned solely by the negligence or willful misconduct of Landlord. In no event shall Landlord be liable for punitive or consequential damages, nor shall Landlord be liable with respect to utilities furnished to the Premises, or the lack of any utilities. Any goods, property or personal effects, stored or placed by Tenant in or about the Premises or in the Building, shall be at the sole risk of Tenant, and Landlord and its agents, officers, directors and employees shall not in any manner be held responsible therefor, except if such injury or damage results from Landlord’s negligence or willful misconduct.

9. TAXES ON LEASE AND TENANT’S PROPERTY.

(a) Tenant shall pay any taxes, documentary stamps or assessments of any nature which may be imposed or assessed upon this Lease, Tenant’s occupancy of the Premises or Tenant’s trade fixtures, equipment, machinery, inventory, merchandise or other personal property located on the Premises and owned by or in the custody of Tenant as promptly as all such taxes or assessments may become due and payable without any delinquency.

(b) Landlord shall pay, subject to reimbursement from Tenant as provided in the Section entitled “Rental” of this Lease, all ad valorem property taxes which are now or hereafter assessed upon the Building, the Premises and the Common Areas, except as otherwise expressly provided in this Lease.

10. INSURANCE AND INDEMNITY.

(a) Fire and Extended Coverage Insurance. Landlord shall maintain and pay, subject to reimbursement by Tenant as provided in Section 4 hereof, for fire and casualty special form “all risk” insurance, with extended coverage (including boiler and machinery coverage), covering the Building equal to at least eighty percent (80%) of the replacement cost thereof. Tenant shall not do or cause to be done or permit on the Premises or in the Building anything deemed extra hazardous on account of fire and Tenant shall not use the Premises, the Common Areas or the Building in any manner which will cause an increase in the premium rate for any insurance in effect on the Building or a part thereof. If, because of anything done, caused to be done, permitted or omitted by Tenant or Tenant’s Invitees, the premium rate for any kind of insurance in effect on the Building or any part thereof shall be raised, Tenant shall pay Landlord on demand the amount of any such increase in premium which Landlord shall pay for such insurance and if Landlord shall demand that Tenant remedy the condition which caused any such increase in an insurance premium rate, Tenant shall remedy such condition within five (5) days after receipt of such demand. Tenant shall maintain and pay for all fire and extended coverage insurance on all trade fixtures, equipment, machinery, merchandise or other personal property located in the Premises and belonging to, or in the custody of, Tenant. In addition, at all times during the Term, Tenant shall procure and maintain business income and extra expense coverage in such amounts as will reimburse Tenant for direct or indirect loss or earnings attributable to any loss caused by fire or other casualty or cause including, but not limited to, vandalism, theft and water damage of any type. Tenant shall first furnish to Landlord copies of insurance policies or certificates of insurance (ACORD 28 only) evidencing the required coverage prior to the Commencement Date and thereafter prior to each policy renewal date.

(b) Liability Insurance. At all times during the term of this Lease, Tenant shall, at its sole cost and expense, keep in force adequate public liability insurance under the terms of a commercial general liability policy (occurrence coverage) in the amount of not less than Three Million and No/100 Dollars ($3,000,000.00) single limit per occurrence with such company(ies) licensed to do business in North Carolina and as shall from time to time be reasonably acceptable to Landlord (and to any lender having a mortgage interest in the Premises) and naming Landlord and Landlord’s agent as an additional insureds (and, if requested by Landlord from time to time, naming Landlord’s mortgagee as an additional insured), which limits may be satisfied by a combination of the general liability and umbrella liability policies. In the event Tenant employs any contractor to perform any work in the Premises, Tenant shall provide Landlord with insurance certificates naming Landlord and such other parties as Landlord may designate as additional insureds under policies of builders risk and general liability insurance and shall also provide Landlord with evidence of satisfactory workers compensation coverage in accordance with applicable statutory requirements. All policies of insurance required to be maintained by Tenant shall be with companies rated A-X or better in the most current issue of Best’s Insurance Reports and shall have a deductible of $25,000.00 or less. Such insurance shall include, without limitation, personal injury and contractual liability coverage for the performance by Tenant of the indemnity agreements set forth in this Lease. Tenant shall first furnish to Landlord copies of policies or certificates of insurance (ACORD 28 only) evidencing the required coverage prior to the Commencement Date and thereafter prior to each policy renewal date. All policies required of Tenant hereunder shall contain a provision whereby the insurer shall endeavor to provide Landlord with thirty (30) days prior notice of any cancellation or material modification of any such policy. Tenant shall promptly provide Landlord with notice if any of the insurance policies Tenant is required to maintain pursuant to the terms of this Lease is cancelled and/or is materially modified.

(c) Indemnity. Tenant shall indemnify and save Landlord harmless against any and all claims, suits, demands, actions, fines, damages, and liabilities, and all costs and expenses thereof (including without limitation reasonable attorneys’ fees) incurred by or claimed against Landlord and its agents, officers, directors and employees, directly or indirectly, as a result of or in any way arising from (i) Tenant’s use and occupancy of the Premises or in any other manner which arises out of, relates to, the business of Tenant, including, but not limited to, any cost, damage, claim, liability or expense arising from any violation of any zoning, health, environmental or other law, ordinance, order, rule or regulation of any governmental body or agency; (ii) injury to persons (including death) or property occurring in, on or about the Premises, except to the extent caused by the gross negligence or willful misconduct of Landlord; or (iii) injury to persons (including death) or property occurring elsewhere in the Building if caused or occasioned wholly or in part by the negligence or willful misconduct of Tenant, its employees, agents or contractors, or any Tenant Invitees.

(d) Landlord Insurance. Landlord shall keep in force during the term of this Lease insurance in such amounts and coverages as Landlord deems appropriate or is otherwise required of Landlord by third parties, such as its lender.

11. LANDLORD’S COVENANT TO REPAIR AND REPLACE.

(a) During the Term, Landlord shall be responsible for necessary repairs or replacements to the base building structural components of the Building, including without limitation the Building’s central plumbing, electrical and HVAC systems; provided however in no event shall Landlord be responsible for any repairs or replacements (i) to any portion of the Premises, or any improvements or alterations therein (including the Tenant Improvements) or any trade fixtures or equipment required or requested by Tenant, or (ii) which are necessitated by the negligence or misconduct of Tenant or Tenant’s Invitees, which shall be made at Tenant’s sole cost and expense, unless such amounts are paid to Landlord pursuant to an insurance policy. Landlord shall maintain the Building in a manner which is comparable with other buildings in the Raleigh/Durham market of comparable age and condition, taking into account rent and other relevant factors. Landlord shall be responsible for effecting substantial compliance by the Common Areas of the Building with applicable laws; provided that any non-compliance shall not materially impair Tenant’s use and enjoyment of the Premises. Landlord’s repairs and replacements shall be made as soon as reasonably practicable using due diligence and reasonable efforts, taking into account in each instance all circumstances surrounding the repair or replacement including without limitation, the materiality of the repair or replacement to Tenant’s use and operation of its business within the Premises and the relation thereof to the enjoyment of same. If the need for such repairs or replacements is the result of the negligence or misconduct of Tenant or Tenant’s Invitees, and the expense of such repairs or replacements are not fully covered and paid by Landlord’s insurance, then Tenant shall pay Landlord the full amount of expenses not covered. Landlord’s duty to repair or replace as prescribed in this Section shall be Tenant’s sole remedy and shall be in lieu of all other warranties or guaranties of Landlord, express or implied.

(b) Landlord shall not be liable for any failure to make any repairs or to perform any maintenance required of Landlord hereunder unless such failure shall persist for an unreasonable period of time after written notice from Tenant setting forth the need for such repair(s) or replacement(s) in reasonable detail has been received by Landlord. There shall be no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, replacements, alterations or improvements to any portion of the Building or the Premises, or to fixtures, appurtenances and equipment therein except to the extent caused directly by Landlord’s gross negligence or willful misconduct; provided, however, that in connection with the making of any such repairs, replacements, alterations or improvements Landlord shall use reasonable efforts not to materially and adversely interfere with Tenant’s permitted use of, and access to, the Premises. To the extent permitted under applicable law, Tenant waives the right to make repairs at Landlord’s expense under any law, statute or ordinance now or hereafter in effect.

12. PROPERTY OF TENANT.

All property placed on the Premises by, at the direction of, or with the consent of Tenant or Tenant’s Invitees, shall be at the risk of Tenant or the owner thereof and Landlord shall not be liable for any loss of or damage to said property resulting from any cause whatsoever except to the extent of any loss or damage caused by the gross negligence or willful misconduct of Landlord or its agents, provided same is not covered by the insurance Tenant is required to maintain under the terms of this Lease.

13. TRADE FIXTURES AND EQUIPMENT.

Prior to installation, Tenant shall furnish to Landlord notice of all non-standard and/or non-office trade fixtures and equipment which it intends to install within the Premises and the installation of same shall be subject to Landlord’s consent. So long as no Event of Default has occurred and is continuing hereunder, any trade fixtures and equipment installed in the Premises at Tenant’s expense and identified by Tenant in notice to Landlord shall remain Tenant’s personal property and Tenant shall have the right at any time during the Term to remove such trade fixtures and equipment. Upon removal of any trade fixtures or equipment, Tenant shall immediately restore the Premises to substantially the same condition in which it existed when the Premises was delivered to Tenant by Landlord, ordinary wear and tear and acts of God alone excepted. Any trade fixtures not removed by Tenant at the expiration or an earlier termination of the Lease shall, at Landlord’s sole election, either (i) become the property of Landlord, in which event Landlord shall be entitled to handle and dispose of same in any manner Landlord deems fit without any liability or obligation to Tenant or any other third party with respect thereto, or (ii) be subject to Landlord’s removing such property from the Premises and storing same, all at Tenant’s expense and without any recourse against Landlord with respect thereto. Without limiting the generality of the foregoing, the following property shall in no event be deemed to be “trade fixtures” and Tenant shall not remove any such property from the Premises under any circumstances, regardless of whether installed by Landlord or Tenant: (a) any air conditioning, air ventilating or heating fixtures or equipment; (b) any lighting fixtures or equipment; (c) any carpeting or other permanent floor coverings; (d) any paneling or other wall coverings; (e) plumbing fixtures and equipment; or (f) permanent shelving.

14. DAMAGE OR DESTRUCTION OF PREMISES.

If the Premises are damaged by fire or other casualty, but are not rendered untenantable for Tenant’s business, either in whole or in part, Landlord shall cause such damage to be repaired without unreasonable delay and the Annual Rental shall not abate. If by reason of such casualty the Premises are rendered untenantable for Tenant’s business, either in whole or in part, Landlord shall cause the damage to the physical structure of the Building (excluding any tenant improvements or alterations therein) to be repaired or replaced without unreasonable delay, and, in the interim, the Annual Rental shall be proportionately reduced as to such portion of the Premises as is rendered untenantable. Any such abatement of rent shall not, however, create an extension of the Term. Provided, however, if by reason of such casualty, the Premises are rendered untenantable in some material portion, and Landlord, in its reasonable estimation, determines that the amount of time required to repair the damage using due diligence is in excess of nine (9) months (as measured from the issuance of the applicable building permits necessary for the reconstruction of the Building), then either party shall have the right to terminate this Lease by giving written notice of termination within thirty (30) days after the date of casualty, and the Annual Rental shall (i) abate as of the date of such casualty in proportion to the part of the Premises rendered untenantable and (ii) abate entirely as of the effective date of the termination of this Lease. Notwithstanding the other provisions of this Section, in the event there should be a casualty loss to the Premises during the last Lease Year of the Term, Landlord may, at its option, terminate this Lease by giving written notice to Tenant within thirty (30) days after the date of the casualty and the Annual Rental shall abate as of the date of such notice. Except as provided herein, Landlord shall have no obligation to rebuild or repair in case of fire or other casualty, and no termination under this Section shall affect any rights of Landlord or Tenant hereunder arising from the prior defaults of the other party.

Tenant shall give Landlord immediate notice of any fire or other casualty in the Premises. Notwithstanding anything contained in this Section 13 to the contrary, Landlord shall only be obligated to restore the Premises to a building standard condition unless Tenant makes available to Landlord proceeds from Tenant’s insurance sufficient to repair and restore the Premises to the condition in which it existed immediately prior to such casualty, including those items in excess of building standard. In any event, Landlord shall not be required to expend more funds than the amount received by Landlord from the proceeds of any insurance and any amounts received from Tenant.

15. GOVERNMENTAL ORDERS.

Tenant agrees, at its own expense, to comply promptly with all requirements of any legally constituted public authority that may be in effect from time to time made necessary by reason of Tenant’s particular manner of use or occupancy of the Premises (as opposed to Tenant use and occupancy of the Premises for general office use). In addition, Tenant, at Tenant’s expense, shall comply with all laws, codes, rules, orders, ordinances, directions, regulation, and requirements of federal, state, county, and municipal authorities, now in force or which may hereafter be in force, which shall impose any duty upon Landlord or Tenant with respect to the condition, maintenance, use, occupation, operation or alteration of the Premises, or the conduct of Tenant’s business therein, including without limitation the Americans with Disabilities Act and the implementing regulations thereof (the “ADA”), and all applicable zoning, recycling and environmental laws and regulations. Tenant hereby agrees to indemnify and hold harmless Landlord and its agents, officers, directors and employees from and against any cost, damage, claim, liability and expense (including attorneys’ fees) arising out of claims or suits brought by third parties against Landlord, its agents, officers, directors and employees alleging or relating to the failure of the Premises to comply with the terms of the ADA, or any other law or regulation applicable to the Premises and relating to Tenant’s particular manner of use or occupancy of the Premises (as opposed to Tenant use and occupancy of the Premises for general office use). With regard to the Common Areas of the Building, Landlord agrees to use good faith and due diligence to undertake those actions that are “readily achievable” (as such term is defined in the ADA) in order to attempt to bring the Common Areas of the Building in compliance with the applicable requirements of the ADA in effect as of the Commencement Date. If it is determined that for any reason Landlord shall have failed to cause the Common Areas of the Building to be brought into compliance with the ADA as of the Commencement Date (to at least the minimum extent required under applicable regulations then in effect), then Landlord, as its sole obligation, will take the action(s) necessary to cause the Common Areas of the Building (excluding any tenant improvements or alterations) to so comply, and Tenant acknowledges and agrees that Landlord has and shall have no other obligation or liability whatsoever to Tenant, or to anyone claiming by or through Tenant, regarding any failure of the Common Areas of the Building or the activities therein to comply with the applicable requirements of the ADA. Notwithstanding anything contained herein to the contrary, it is agreed that in the event of any non-compliance by the Common Areas of the Building with the applicable requirements of the ADA, Landlord shall not be deemed in breach of this Lease if such non-compliance does not materially impair Tenant’s use of, or operations from, the Premises or threaten or endanger the health or safety of Tenant or Tenant’s Invitees.

16. MUTUAL WAIVER OF SUBROGATION.

For the purpose of waiver of subrogation, the parties mutually release and waive unto the other all rights to claim damages, costs or expenses for any injury to property caused by a casualty or any other matter whatsoever in, on or about the Premises if the amount of such damage, cost or expense has been paid to such damaged party under the terms of any policy of insurance or would have been paid if the injured party had carried the insurance required of it hereunder. All insurance policies carried with respect to this Lease, if permitted under applicable law, shall contain a provision whereby the insurer waives, prior to loss, all rights of subrogation against either Landlord or Tenant.

17. SIGNS AND ADVERTISING.

(a) Intentionally Omitted.

(b) In order to provide architectural control for the Building and the Business Park, Tenant shall not install any exterior signs, marquees, billboards, outside lighting fixtures and/or other decorations on the Building, the Premises or the Common Areas. Landlord shall have the right to remove any such sign or other decoration restore fully the Building, the Premises or the Common Areas at the cost and the expense of Tenant if any such exterior work is done without Landlord’s prior written approval, which approval Landlord shall be entitled to withhold or deny in its sole discretion. Tenant shall not permit, allow or cause to be used in, on or about the Premises any sound production devices, mechanical or moving display devices, bright lights, or other advertising media, the effect of which would be visible or audible from the exterior of the Premises.

18. RIGHTS OF LANDLORD.

(a) Landlord reserves the following rights:

(i) to change the name or street address of the Building with thirty (30) days prior notice to Tenant;

(ii) to approve the design, location, number, size and color of all signs or lettering on the Premises or visible from the exterior of the Premises, provided, however, that Landlord shall provide a single listing of Tenant’s name in the Building directory, if any, and the initial Building standard suite identification signage near Tenant’s suite entry door at no charge to Tenant;

(iii) to have pass keys and/or access cards to the Premises;

(iv) to grant to anyone the exclusive right to conduct any particular business or undertaking in the Building;

(v) to enter the Premises at any reasonable time for inspection upon reasonable prior notice to Tenant (which notice may be oral), or at any time, without prior notice, in the event of any emergency; to supply any service to be provided by Landlord hereunder; to submit the Premises to prospective purchasers or tenants; to post notices of non-responsibility; to affix and display “For Rent” signs; and to make repairs, alterations, additions or improvements to the Premises or the Building; and

(vi) to approve the design, location, number, size and color of all signs located on the exterior of the Building.

(b) Without limiting the generality of the provisions of Section 18.a., above, at any time during the Term of this Lease, Landlord shall have the right to remove, alter, improve, renovate or rebuild the Common Areas of the Building (including, but not limited to, the lobby, hallways and corridors thereof), and to install, repair, replace, alter, improve or rebuild in the Premises, other tenants’ premises and/or the Common Areas of the Building (including the lobby, hallways and corridors thereof), any mechanical, electrical, water, sprinkler, plumbing, heating, air conditioning and ventilating systems, at any time during the Term. In connection with making any such installations, repairs, replacements, alterations, additions and improvements under the terms of this Section 18, Landlord shall have the right to access through the Premises as well as the right to take into and upon and through the Premises or any other part of the Building, all materials that may be required to make any such repairs, replacements, alterations, additions or improvements, as well as the right in the course of such work to close entrances, doors, corridors, elevators or other facilities located in the Building or temporarily to cease the operations of any services or facilities therein or to take portion(s) of the Premises reasonably necessary in connection with such work, without being deemed or held guilty of an eviction of Tenant; provided, however that Landlord agrees to use all reasonable efforts not to interfere with or interrupt Tenant’s business operation in the Premises. Landlord shall have the right to install, use and maintain pipes and conduits in and through the Premises, including, without limitation, telephone and computer installations, provided that they do not permanently materially adversely affect Tenant’s access to or use of the Premises.

(c) Except in the event of the negligence or willful misconduct of Landlord or Landlord’s agents, contractors or employees, but, subject to the terms of Section 16, above, Landlord shall not be liable to Tenant for any expense, injury, loss or damage resulting from Landlord’s exercise of any rights under this Section 18, all claims against Landlord for any and all such liability being hereby expressly released by Tenant. Notwithstanding the foregoing, in no event shall Landlord shall not be liable to Tenant for damages incurred by reason of interference with the business of Tenant or inconvenience or annoyance to Tenant or the customers of Tenant. The Rent reserved herein shall not abate while the Landlord’s rights under this Section 18 are exercised, and Tenant shall not be entitled to any set-off or counterclaims for damages of any kind against Landlord by reason thereof, all such claims being hereby expressly released by Tenant.

(d) Landlord shall have the right to use any and all means which Landlord may deem proper to open all of the doors in, upon and about the Premises, excluding Tenant’s vaults and safes, in any emergency in order to obtain entry to the Premises. Any entry to the Premises obtained by Landlord by any of said means shall not be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction of Tenant from the Premises or any portion thereof.

19. LANDLORD’S LIEN.

In addition to any statutory lien in Landlord’s favor, Landlord shall have and Tenant hereby grants to Landlord a continuing security lien interest for all rentals and other sums of money due or to become due hereunder from Tenant, and to secure payment for any damages or loss which Landlord may suffer by reason of the breach by Tenant of any covenant, agreement or condition contained herein, upon all goods, wares, equipment, fixtures, furniture, inventory, and other personal property of Tenant now or hereafter situated at the Premises, and all proceeds therefrom. In the event any of the foregoing described property is removed from the Premises, the security interest shall continue in such property regardless of location, unless same is replaced with property of similar kind and quality. Upon the occurrence of a default by

Tenant hereunder, Landlord shall have, in addition to all other rights and remedies, all rights and remedies under the Uniform Commercial Code then in effect in the State of North Carolina, including, without limitation, the right to sell the property described in this Section at public or private sale. Any surplus shall be paid to Tenant or as otherwise required by law; and Tenant shall pay any deficiencies therein to Landlord forthwith. Tenant hereby agrees to execute such other instruments necessary or desirable under applicable law to perfect the security interest hereby created, including a financing statement. In no event shall Tenant or Tenant’s lender cause to be recorded any financing statements, Uniform Commercial Code filings or their equivalents in connection with this Lease which would affect or otherwise impair or encumber title to the Building or Landlord’s fixtures and real or personal property located in the Building or the Business Park.

20. EMINENT DOMAIN.

If any substantial portion of the Premises is taken under the power of eminent domain (including any conveyance made in lieu thereof) or if such taking shall materially impair the normal operation of Tenant’s business, then either party shall have the right to terminate this Lease by giving written notice of such termination within thirty (30) days after such taking. If neither party elects to terminate this Lease, Landlord shall repair and restore the Premises to the best possible tenantable condition (but only to the extent of any condemnation proceeds made available to Landlord) and the Annual Rental shall be proportionately and equitably reduced as of the date of the taking. All compensation awarded for any taking (or the proceeds of a private sale in lieu thereof) shall be the property of Landlord whether such award is for compensation for damages to the Landlord’s or Tenant’s interest in the Premises, and Tenant hereby assigns all of its interest in any such award to Landlord; provided, however, Landlord shall not have any interest in any separate award made to Tenant for loss of business, moving expense or the taking of Tenant’s trade fixtures or equipment if a separate award for such items is made to Tenant and such separate award does not reduce the award to Landlord. Notwithstanding the foregoing, in no event shall Tenant be entitled to any compensation for the loss of its leasehold estate.

21. EVENTS OF DEFAULT AND REMEDIES.

(a) Upon the occurrence of any one or more of the following events (the “Events of Default,” any one of an “Event of Default”), Landlord shall have the right to exercise any rights or remedies available in this Lease, at law or in equity. Events of Default shall include:

(i) Tenant’s failure to pay any rental or other sum of money payable hereunder within five (5) business days after same becomes due; provided, however, that with respect to the first (1st) such failure by Tenant to pay any rental or other sum of money in any twelve (12) month period, within five (5) business days of written notice from Landlord that such sum was due;

(ii) Tenant’s conveyance, assignment, sublease or mortgage of the Premises (or any part thereof) or the Lease, or its attempt to undertake any of the foregoing, without the prior written consent of Landlord (provided such prior consent is required pursuant to the terms of this Lease);

(iii) Tenant’s failure to maintain the insurance coverage required by Section 10, above;

(iv) Tenant having become bankrupt or insolvent, or having filed any debtor proceedings, or filed pursuant to any statute a petition in bankruptcy or insolvency or for reorganization, or filed a petition for the appointment of a receiver or trustee for all or substantially all of Tenant’s assets and such petition or appointment shall not have been set aside within sixty (60) days from the date of such petition or appointment, or if Tenant makes an assignment for the benefit of creditors, or petitions for or enters into an arrangement; or

(v) Tenant’s failure to perform any other of the terms, covenants or conditions contained in this Lease if not remedied within thirty (30) days after receipt of written notice thereof, or if such default cannot be remedied within such period, Tenant does not within thirty (30) days after written notice thereof commence such act or acts as shall be necessary to remedy the default and shall not thereafter diligently prosecute such cure and complete such act or acts within sixty (60) days after written notice thereof.

(b) Upon the occurrence of any Event of Default, Landlord, with or without terminating this Lease, immediately or at any time thereafter, shall have the right, at its option, to utilize any one or more of the following remedies:

(i) Landlord may make any payment required of Tenant and/or re-enter the Premises and correct or repair any condition which shall constitute a failure on Tenant’s part to keep or perform. Tenant shall reimburse Landlord for any reasonable expenditures made by Landlord in making the payment and/or corrections or repairs within fifteen (15) days after delivery of a statement to Tenant accompanied by reasonable documentation supporting the demand.

(ii) Landlord may demand in writing that Tenant vacate the Premises. Tenant shall vacate the Premises and remove all its property within ten (10) business days of Tenant’s receipt of the notice, whereupon Landlord shall have the right to re-enter and take possession of the Premises.

(iii) Landlord may accelerate and collect all Base Rent, Additional Rent, and other charges which are due or may become due under the Lease for the balance of the Term, after first deducting the fair market value of the Premises for the balance of the Term from the remaining Base Rent and Additional Rent and then discounting the difference to its present value by a factor equal to Landlord’s bank’s then announced prime rate.

(iv) Landlord may re-enter the Premises and remove Tenant and all of Tenant’s property.

(v) Landlord may re-let all or any portion of the Premises for such time, rent, and other terms and conditions as Landlord, in its sole discretion, may deem advisable. Landlord may make any alterations or repairs to the Premises which it may deem necessary or proper to facilitate the reletting. Tenant shall pay all commercially reasonable costs of the reletting including the commercially reasonable cost of any repairs to the Premises. If this Lease shall have not been terminated by Landlord, Tenant shall continue to pay all charges due from Tenant under this Lease up to and including the date of beginning of payment of rent by any subsequent tenant of part or all of the Premises, and thereafter

Tenant shall pay monthly during the remainder of the Term the difference, if any, between the rent collected from any subsequent tenant or tenants and the rent reserved in this Lease. In no event shall Tenant be entitled to receive any excess of any rents collected by Landlord over the rents due from it.

(vi) Landlord may terminate this Lease without notice or demand to vacate the Premises. This Lease shall be deemed to have been terminated by Landlord only upon Landlord’s written notice of termination. Upon termination Landlord shall nevertheless remain entitled to recover from Tenant all sums provided for in subparagraph (v) above as if the Lease were not terminated.

(c) In the event of any re-entry of the Premises by Landlord pursuant to any of the provisions of this Lease, Tenant waives all claims for damages which may be caused by that re-entry except those claims arising from the Landlord’s gross negligence or willful misconduct. Tenant shall reimburse the Landlord for any and all losses, costs, expenses (including legal expenses and reasonable attorneys’ fees), and damages suffered by Landlord by reason of its re-entry, removal and/or storage of Tenant’s property. No re-entry shall be considered or construed to be a forcible party.

(d) Upon any actual breach of this Lease by Tenant, regardless of whether that breach is, or becomes, an Event of Default, Landlord shall be reimbursed for any and all commercially reasonable expenses incurred by Landlord, including without limitation court costs and attorneys’ fees, in enforcing the terms and provisions of this Lease.

22. SUBORDINATION.

This Lease is subject and subordinate to any and all mortgages or deeds of trust which now exist or may hereafter be executed affecting the Building or the Land, and this clause shall be self-operative without any further instrument necessary to effect such subordination; however, if requested by Landlord, Tenant shall promptly execute and deliver to Landlord any such certificate(s) in such form as Landlord may reasonably request evidencing the subordination of this Lease to, or the assignment of this Lease as additional security for, such mortgages or deeds of trust. If, at any time, or from time to time during the Term, any mortgagee shall request that this Lease have priority over the lien of such mortgage, and if Landlord consents thereto, this Lease shall have priority over the lien of such mortgage and all renewals, modifications, replacements, consolidations and extensions thereof and all advances made thereunder and interest thereon, and Tenant shall, within ten (10) days after receipt of a request therefor from Landlord, execute, acknowledge and deliver any and all documents and instruments confirming the priority of this Lease. In any event, however, if this Lease shall have priority over the lien of a first mortgage, this Lease shall not become subject or subordinate to the lien of any subordinate mortgage, and Tenant shall not execute any subordination documents or instruments for any subordinate mortgagee, without the written consent of the first mortgagee.

23. ASSIGNMENT AND SUBLETTING.

(a) Tenant shall not assign, sublet, mortgage, pledge or encumber this Lease, the Premises, or any interest in the whole or in any portion thereof, directly or indirectly, without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. In the event of any assignment, sublease, mortgage, pledge or encumbrance, Tenant shall: (i) remain primarily liable for the performance of all terms of this Lease, (ii) pay all reasonable costs incurred by Landlord in connection with such assignment, sublease or mortgage, including without limitation, attorneys’ fees and an administration and processing fee equal to three percent (3%) of the total base rent due and payable by such subtenant or assignee under the terms of said assignment or sublease, and (iii) pay to Landlord fifty percent (50%) of any rental or any fees or charges received by Tenant in excess of the Annual Rental payable to Landlord hereunder as further rental under this Lease. Landlord’s consent to one assignment or sublease will not waive the requirement of its consent to any subsequent assignment or sublease as required herein. Any attempted assignment or sublease by Tenant in violation of the terms and conditions of this Section 23 shall be null and void. Upon receipt by Landlord of an Assignment/Sublease Notice (hereinafter defined), which notice contains the material terms and conditions of such proposed sublease or assignment, Landlord shall have the option, within fifteen (15) days after its receipt of such notice, to terminate this Lease with respect to the portion of the Premises which Tenant proposes to sublet or assign (the “Proposed Space”), whereupon the parties hereto shall have no further rights or liabilities with respect to the Proposed Space except as otherwise expressly set forth herein.

(b) In the event of a proposed assignment of this Lease or subletting of all or a part of the Premises, Tenant shall submit to Landlord, in writing (the “Assignment/Sublease Notice”): (i) the name of the proposed assignee or sublessee, (ii) current financial statements available to Tenant disclosing the financial condition of the proposed assignee or subtenant, (iii) the nature of the business of the proposed assignee or sublessee, and its proposed use of the Premises (any assignment or subletting being subject to restrictions on use contained in this Lease, the violation of which by the proposed assignee or sublessee shall constitute absolute grounds for Landlord’s denial of the requested assignment or subletting, such grounds not being the exclusive grounds for denial under clause (iii)), (iv) the proposed commencement date of the assignment or subletting, together with a copy of the proposed assignment or sublease, and (v) the terms of the proposed sublease or assignment. Within thirty (30) days after its receipt of such notice, Landlord shall either approve or disapprove such proposed assignment or sublease in writing. Tenant shall promptly deliver a copy of the fully executed assignment or sublease to Landlord upon its receipt of same.

(c) Notwithstanding anything in this Lease to the contrary, Tenant further agrees that any assignment or sublease shall be subject to the following additional limitations: (i) in no event may Tenant assign this Lease or sublet all or any portion of the Premises to an existing Tenant of the Building or its subtenant or assignee (unless Landlord consents to such assignment or sublease); (ii) in no event shall the proposed subtenant or assignee be a person or entity with whom Landlord or its agent is negotiating and to or from whom Landlord, or its agent, has given or received any written or oral proposal within the past six (6) months regarding a lease of space in the Building; and (iii) Tenant shall not publicly advertise the rate for which Tenant is willing to sublet the Premises; and all public advertisements of the assignment of the Lease or sublet of the Premises, or any portion thereof, shall be subject to prior written approval by Landlord, such approval not to be unreasonably withheld or delayed. Said public advertisement shall include, but not be limited to, the placement or display of any signs or lettering on the exterior of the Premises or on the glass or any window or door of the Premises or in the interior of the Premises if it is visible from the exterior.

(d) All proposed subleases and assignments shall be on a form of sublease or assignment reasonably acceptable to Landlord, whichever is applicable; and shall contain, inter alia, the following provisions: (i) any such assignment or sublease shall include an assumption by the assignee or subtenant, from and after the effective date of such assignment or sublease, of the performance and observance of the covenants and conditions to be performed and observed on the part of Tenant as contained in this Lease, and (ii) any such sublease or assignment shall specify that this Lease or sublease shall not be further assigned nor the Premises further sublet (except in accordance with the terms of this Lease) and shall specify that the term of such sublease shall not extend beyond one (1) day prior to the expiration of this Lease. The consent by Landlord to any assignment, transfer or subletting to any person or entity shall not be construed as a waiver or release of Tenant from any provision of this Lease, unless expressly agreed to in writing by Landlord (it being understood that Tenant shall remain primarily liable as a principal and not as a guarantor or surety), nor shall the collection or acceptance of rent from any such assignee, transferee, subtenant or occupant constitute a waiver or release of Tenant from any such provision. No consent by Landlord to any such assignment, transfer or subletting in any one instance shall constitute a waiver of the necessity for such consent in a subsequent instance.

(e) For purposes of this Section 23, a transfer, conveyance, grant or pledge, directly or indirectly, in one or more transactions, of an interest in Tenant (whether stock, partnership interest or other form of ownership or control, or the issuance of new interests) by which an aggregate of fifty percent (50%) or more of the beneficial interest in Tenant shall be vested in a party or parties who are not holders of such interest(s) as of the date hereof) shall be deemed an assignment of this Lease; provided, however, that this limitation shall not apply to any corporation, all of the outstanding voting stock of which is listed on a national securities exchange as defined in the Securities Exchange Act of 1934. The merger or consolidation of Tenant into or with any other entity, the sale of all or substantially all of Tenant’s assets, or the dissolution of Tenant shall each be deemed to be an assignment within the meaning of this Section 22.

(f) Notwithstanding any consent by Landlord to an assignment or subletting, Tenant shall remain primarily liable for the performance of all covenants and obligations contained in this Lease. Each approved assignee or subtenant shall also automatically become liable for the obligations of Tenant hereunder. Landlord shall be permitted to enforce the provisions of this Lease directly against Tenant and/or against any assignee or sublessee without proceeding in any way against any other person. Collection or acceptance of Base Rent or Additional Rent from any such assignee, subtenant or occupant shall not constitute a waiver or release of Tenant from the terms of any covenant or obligation contained in this Lease, nor shall such collection or acceptance in any way be construed to relieve Tenant from obtaining the prior written consent of Landlord to such assignment or subletting or any subsequent assignment or subletting.

(g) Notwithstanding anything to the contrary contained herein, Tenant may upon at least thirty (30) days prior written notice to Landlord (the “Affiliate Notice”), but without Landlord’s prior written consent, assign this Lease, or sublet all or a portion of the Premises to a Qualified Tenant Affiliate (hereinafter defined), provided, that the business operations of the proposed assignee or subtenant (which shall be disclosed in the Affiliate Notice) do not conflict with any exclusivity or other limitation that may be imposed upon Landlord, no default by Tenant exists hereunder and such Qualified Tenant Affiliate uses the Premises for a use permitted pursuant to the terms of Section 7(a), above. A “Qualified Tenant Affiliate” shall mean a corporation or other entity which (i) shall control, be controlled by or be under common control with Tenant or which results from a merger with Tenant or which acquires all or substantially all of the business and assets (or stock) of Tenant, (ii) is of a type and quality consistent with the first-class nature of the Building, (iii) has the financial capacity and creditworthiness to undertake and perform the obligations of this Lease or the sublease, (iv) is not a party by whom any suit or action could be defended on the ground of sovereign immunity, and (v) in the case of a merger or acquisition, has a net worth and general creditworthiness immediately after the transfer at least equal to the net worth and general creditworthiness of Tenant as of the date of this Lease. In the event of any assignment to a Qualified Tenant Affiliate, Tenant shall remain fully liable to perform the obligations of Tenant under this Lease, such obligations to be joint and several with the obligations of the Qualified Tenant Affiliate as tenant under this Lease, and Tenant shall execute such guaranty or other agreement as Landlord shall reasonably request to confirm such liability.

24. INTENTIONALLY OMITTED.

25. TRANSFER OF LANDLORD’S INTEREST.

If Landlord shall sell, assign or transfer all or any part of its interest in the Building or in this Lease to a successor in interest which expressly assumes the obligations of Landlord hereunder, then Landlord shall thereupon be released or discharged from all covenants and obligations hereunder, and Tenant shall look solely to such successor in interest for performance of all of Landlord’s obligations and such successor shall be obligated to perform all of Landlord’s obligations under this Lease which accrue after the date of such transfer. Tenant’s obligations under this Lease shall in no manner be affected by Landlord’s sale, assignment, or transfer of all or any part of such interest(s) of Landlord, and Tenant shall thereafter attorn and look solely to such successor in interest as the Landlord hereunder.

26. COVENANT OF QUIET ENJOYMENT.

Landlord represents that it has full right and authority to lease the Premises and Tenant shall peacefully and quietly hold and enjoy the Premises for the full Term hereof so long as no Event of Default occurs hereunder.

27. ESTOPPEL CERTIFICATES.

Within ten (10) days after a request by Landlord, Tenant shall deliver a written estoppel certificate, in form supplied by or acceptable to Landlord, certifying that (i) this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications); (ii) the Term of the Lease has commenced and the full rental is now accruing hereunder; (iii) Tenant has accepted possession of the Premises and is presently occupying the same; (iv) all improvements required by the terms of the Lease to be made by Landlord have been completed and all tenant improvement allowances have been paid in full; (v) there are no offsets, counterclaims, abatements or defenses against or with respect to the payment of any rent or other charges due under the Lease; (vi) no rent under the Lease has been paid more than thirty (30) days in advance of its due date; (vii) to the best of the knowledge of the Tenant, Landlord is not in default in the performance of any covenant, agreement, provision or condition contained in the Lease or, if so, specifying each such default of which Tenant may have knowledge; (viii) the address for notices to be sent to Tenant; (ix) the only security deposit tendered by Tenant is as set forth in the Lease, and such security deposit has been paid to Landlord; and (x) any other information requested by Landlord or any mortgagee or ground lessor of the Building and/or the Land it being intended that any such statement delivered pursuant hereto may be relied upon by any prospective purchaser or lessee of the Building or any part thereof, any mortgagee or prospective mortgagee thereof, any prospective assignee of any mortgage thereof, any ground lessor or prospective ground lessor of the Land and/or the Building, or any prospective assignee of any such ground lease.

28. PROTECTION AGAINST LIENS.

Tenant shall do all things necessary to prevent the filing of any mechanics’, materialmen’s or other types of liens whatsoever, against all or any part of the Premises by reason of any claims made by, against, through or under Tenant. If any such lien is filed against the Premises, Tenant shall either cause the same to be discharged of record within twenty (20) days after Tenant first receives actual notice of such lien, or, if Tenant in its discretion and in good faith determines that such lien should be contested, it shall furnish such security as may be necessary to prevent any foreclosure proceedings against the Premises during the pendency of such contest. If Tenant shall fail to discharge such lien within said time period or fail to furnish such security, then Landlord may at its election, in addition to any other right or remedy available to it, discharge the lien by paying the amount claimed to be due or by procuring the discharge by giving security or in such other manner as may be allowed by law. If Landlord acts to discharge or secure the lien then Tenant shall immediately reimburse Landlord for all sums paid and all costs and expenses (including reasonable attorneys’ fees) incurred by Landlord involving such lien together with interest on the total expenses and costs at an interest rate equal to the Prime Rate plus five percent (5%).

29. FORCE MAJEURE.

In the event Landlord or Tenant shall be delayed, hindered or prevented from the performance of any act required hereunder, by reason of governmental restrictions, scarcity of labor or materials, delay in obtaining governmental approvals or permits, strikes, fire, or any other reasons beyond its reasonable control (“Force Majeure”), the performance of such act shall be excused for the period of delay, and the period for performance of any such act shall be extended as necessary to complete performance after the delay period. However, the provisions of this Section shall in no way be applicable to Tenant’s obligations to pay Base Rent or any other sums, monies, costs, charges or expenses required by this Lease.

30. REMEDIES CUMULATIVE — NONWAIVER.

Unless otherwise specified in this Lease, no remedy of Landlord or Tenant shall be considered exclusive of any other remedy, but each shall be distinct, separate and cumulative with other available remedies. Each remedy available under this Lease or at law or in equity may be exercised by Landlord or Tenant from time to time as often as the need may arise. No course of dealing between Landlord and Tenant or any delay or omission of Landlord or Tenant in exercising any right arising from the other party’s default shall impair such right or be construed to be a waiver of a default.

31. HOLDING OVER.

If Tenant remains in possession of the Premises or any part thereof after the expiration of the Term, whether with or without Landlord’s acquiescence, Tenant shall be deemed only a tenant at will and there shall be no renewal of this Lease without a written agreement signed by both parties specifying such renewal. The “monthly” rental payable by Tenant during any such tenancy at will period shall be one hundred fifty percent (150%) of the monthly installments of Annual Rental payable during the final Lease Year immediately preceding such expiration. Tenant shall also remain liable for any and all damages, direct and consequential, suffered by Landlord as a result of any holdover without Landlord’s unequivocal written acquiescence.

32. NOTICES.

Any notice allowed or required by this Lease shall be deemed to have been sufficiently served if the same shall be in writing and placed in the United States mail, via certified mail, return receipt requested, with proper postage prepaid or delivered by a nationally recognized overnight courier and addressed to the appropriate party at the address set forth in Section 1(j) hereof. Notice shall be deemed given: (a) in the case of certified mail, three (3) business days after tendering same to the post office, or (b) in the case of overnight delivery, one (1) business day after tendering same to national courier service. The addresses of Landlord and Tenant and the party, if any, to whose attention a notice or copy of same shall be directed may be changed or added from time to time by either party giving notice to the other in the prescribed manner.

33. LEASING COMMISSION.

Landlord and Tenant represent and warrant each to the other that they have not dealt with any broker(s) or any other person claiming any entitlement to any commission in connection with this transaction except the brokers set forth in Section 1(m) hereof (the “Brokers”). Tenant agrees to indemnify and save Landlord and Landlord’s management agent, American Real Estate Partners Management LLC, harmless from and against any and all claims, suits, liabilities, costs, judgments and expenses, including reasonable attorneys’ fees, for any leasing commissions or other commissions, fees, charges or payments resulting from or arising out of its actions in connection with this Lease. Landlord agrees to indemnify and save Tenant harmless from and against any and all claims, suits, liabilities, costs, judgments and expenses, including reasonable attorneys’ fees, for any leasing commissions or other commissions, fees, charges or payments resulting from or arising out of its actions in connection with this Lease. Landlord agrees to be responsible for the leasing commission due Broker pursuant to separate written agreements between Landlord and the Brokers, and to hold Tenant harmless respecting same.

34. SEVERABILITY.

If any term or provision of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforced to the fullest extent permitted by law notwithstanding the invalidity of any other term or provision hereof.

35. REVIEW OF DOCUMENTS.

If, following the execution of this Lease, either party hereto requests that the other party execute any document or instrument that is other than (i) a document or instrument the form of which is attached hereto as an exhibit, or (ii) a document that solely sets forth facts or circumstances that are then existing and reasonably ascertainable by the requested party with respect to the Lease, then the party making such request shall be responsible for paying the out-of-pocket costs and expenses, including without limitation, the reasonable attorneys’ fees, incurred by the requested party in connection with the review (and, if applicable, the negotiations) related to such document(s) or instrument(s), regardless of whether such document(s) or instrument(s) is (are) ever executed by the requested party. In the event the requesting party is Tenant, all such costs and expenses incurred by Landlord in connection with its review and negotiation of any such document(s) or instrument(s) shall be deemed to be Additional Rent due hereunder and shall be payable by Tenant promptly upon demand.

36. PAYMENT OF TENANT’S OBLIGATIONS BY LANDLORD AND UNPAID RENT.

All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant’s sole cost and expense. If Tenant shall fail to pay any sum of money, other than Rent, required to be paid by it hereunder or shall fail to perform any other act on its part to be performed hereunder, and such failure shall continue beyond any applicable grace period set forth in this Lease, Landlord may, without waiving or releasing Tenant from any of its obligations hereunder, make any such payment or perform any such other required act on Tenant’s part. All sums so paid by Landlord, and all necessary incidental costs, together with interest thereon at four percentage points (4%) over the Prime Rate then in effect, from the date of such payment by Landlord, shall be payable by Tenant to Landlord as Additional Rent hereunder, on demand, and Tenant covenants and agrees to pay any such sums. Landlord shall have (in addition to any other right or remedy of Landlord hereunder or at law) the same rights and remedies in the event of the nonpayment thereof by Tenant as in the case of default by Tenant in the payment of Additional Rent.

37. ENVIRONMENTAL CONCERNS.

(a) Tenant, its agents, employees, contractors or invitees shall not (i) except as otherwise expressly set forth in Section 7(b), above, cause or permit any Hazardous Materials (hereinafter defined) to be brought upon, stored, used or disposed on, in or about the Premises and/or the Building, or (ii) knowingly permit the release, discharge, spill or emission of any Hazardous Material in or from the Premises.

(b) Tenant hereby agrees that it is and shall be fully responsible for all costs, expenses, damages or liabilities (including, but not limited to those incurred by Landlord and/or its mortgagee) which may occur from the use, storage, disposal, release, spill, discharge or emissions of Hazardous Materials by Tenant whether or not the same may be permitted by this Lease. Tenant shall defend, indemnify and hold harmless Landlord, its mortgagee and its agents from and against any claims, demands, administrative orders, judicial orders, penalties, fines, liabilities, settlements, damages, costs or expenses (including, without limitation, reasonable attorney and consultant fees, court costs and litigation expenses) of whatever kind or nature, known or unknown, contingent or otherwise, arising out of or in any way related to the use, storage, disposal, release, discharge, spill or emission of any Hazardous Material, or the violation of any Environmental Laws (hereinafter defined), by Tenant, its agents, employees, contractors or invitees. The provisions of this Section 37 shall be in addition to any other obligations and liabilities Tenant may have to Landlord at law or in equity and shall survive the transactions contemplated herein or any termination of this Lease.

(c) As used in this Lease, the term “Hazardous Materials” shall include, without limitation:

(i) those substances included within the definitions of “hazardous substances”, “hazardous materials,” toxic substances,” or “solid waste” in the Comprehensive Environmental Response Compensation and Liability Act of 1980 (42 U.S.C. §9601 et seq.) (“CERCLA”), as amended by Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Resource Conservation and Recovery Act of 1976 (“RCRA”), and the Hazardous Materials Transportation Act, and in the regulations promulgated pursuant to said laws, all as amended;

(ii) those substances listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto) or by the Environmental Protection Agency (of any successor agency) as hazardous substances (40 CFR Part 302 and amendments thereto); and

(iii) any material, waste or substance which is (A) petroleum, (B) asbestos, (C) polychlorinated biphenyl, (D) designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, 33 U.S.C. §1251 et seq. (33 U.S.C. §1321) or listed pursuant to Section of the Clean Water Act (33 U.S.C. §1317); (E) flammables or explosives; or (F) radioactive materials.

(d) All federal, state or local laws, statutes, regulations, rules, ordinances, codes, standards, orders, licenses and permits of any governmental authority or issued or promulgated thereunder shall be referred to as the “Environmental Laws”.

38. USA PATRIOT ACT AND ANTI-TERRORISM LAWS.

(a) Tenant represents and warrants to, and covenants with, Landlord that neither Tenant nor any of its respective constituent owners or affiliates currently are, or shall be at any time during the Term hereof, in violation of any laws relating to terrorism or money laundering (collectively, the “Anti-Terrorism Laws”), including without limitation Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”) and/or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “USA Patriot Act”).

(b) Tenant covenants with Landlord that neither Tenant nor any of its respective constituent owners or affiliates is or shall be during the Term hereof a “Prohibited Person,” which is defined as follows: (i) a person or entity that is listed in the Annex to, or is otherwise subject to, the provisions of the Executive Order; (ii) a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) a person or entity with whom Landlord is prohibited from dealing with or otherwise engaging in any transaction by any Anti-Terrorism Law, including without limitation the Executive Order and the USA Patriot Act; (iv) a person or entity who commits, threatens or conspires to commit or support “terrorism” as defined in Section 3(d) of the Executive Order; (v) a person or entity that is named as a “specially designated national and blocked person” on the then-most current list published by the U.S.

Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/offices/eotffc/ofac/sdn/t11sdn.pdf, or at any replacement website or other replacement official publication of such list; and (vi) a person or entity who is affiliated with a person or entity listed in items (i) through (v), above.

(c) At any time and from time-to-time during the Term, Tenant shall deliver to Landlord, within ten (10) days after receipt of a written request therefor, a written certification or such other evidence reasonably acceptable to Landlord evidencing and confirming Tenant’s compliance with this Section 38.

39. MISCELLANEOUS.

(a) Rules and Regulations. Tenant agrees to be bound by the use and other restrictions imposed by, and the terms and conditions of, the Covenants. Tenant also agrees to be bound by the rules and regulations attached as Exhibit “B” and by any further reasonable rules and regulations or amendments and modifications as may, from time to time, be made by Landlord deemed reasonably necessary for the preservation of good order, safety, care, cleanliness and economical management of the Premises and which are not otherwise in conflict with the rights of Tenant afforded by this Lease (together with the Covenants, the “Rules & Regulations”).

(b) Evidence of Authority.

If requested by Landlord, Tenant shall furnish appropriate legal documentation evidencing the valid existence and good standing of Tenant and the authority of any parties signing this Lease to act for Tenant.

(c) Nature and Extent of Agreement; Governing Law.

This Lease, together with all exhibits hereto, contains the complete agreement of the parties concerning the subject matter, and there are no oral or written understandings, representations, or agreements pertaining thereto which have not been incorporated herein. This Lease creates only the relationship of landlord and tenant between the parties, and nothing herein shall impose upon either party any powers, obligations or restrictions not expressed herein. This Lease shall be construed and governed by the laws of the State of North Carolina.

(d) Binding Effect.

This Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and assigns. This Lease shall not be binding on Landlord until executed by an authorized signatory of Landlord and delivered to Tenant. No amendment or modification to this Lease shall be binding upon Landlord unless same is in writing and executed by an authorized signatory of Landlord.

(e) Captions and Headings.

The captions and headings in this Lease are for convenience and reference only, and they shall in no way be held to explain, modify, or construe the meaning of the terms of this Lease.

(f) Lease Review.

The submission of this Lease to Tenant for review does not constitute a reservation of or option for the Premises, and this Lease shall become effective as a contract only upon execution and delivery by Landlord and Tenant.

(g) Prevailing Party.

If either Landlord or Tenant places in the hands of an attorney the enforcement of this Lease or any portion thereof, for the collection of any rent due or to become due hereunder, or recovery of the possession of the Premises, or files suit upon same, the non-prevailing (or defaulting) party shall pay the other party reasonable attorney’s fees and court costs.

(h) Right to Relocate.

Notwithstanding anything in this Lease to the contrary, Landlord reserves the right at any time upon thirty (30) days advance written notice (the “Relocation Notice”) to relocate Tenant to space substantially equivalent to the Premises (with substantially comparable improvements, configuration and layout) in the Building (the “Relocation Space”). The size and configuration of the Relocation Space shall be determined by Landlord in its sole discretion, but shall comply with the terms of the immediately preceding sentence. The Base Rent, Additional Rent, Tenant’s Proportionate Share, and any other charges based on the square footage of the Premises shall not be increased (but may be decreased if the Relocation Space is smaller than the Premises) pursuant to the terms of this Section 39.h. Tenant’s failure to surrender possession of the Premises and relocate to the Relocation Space in accordance with the terms and conditions of the Relocation Notice shall constitute an immediate and material default under this Lease entitling Landlord, in addition to any other remedies provided herein, to re-enter the Premises and remove all persons and property therefrom in accordance with applicable law. Notwithstanding anything to the contrary contained in this Section 39.h (i) Landlord shall only have the right to relocate Tenant one (1) time during the Term pursuant to the terms of this Section 39.h and (ii) Landlord shall, within thirty (30) days after receipt of an invoice therefor, reimburse Tenant for the reasonable out-of-pocket costs and expenses incurred by Tenant with respect to (A) Tenant’s move to the Relocation Space (which Tenant may schedule after business hours or over a weekend), (B) the installation of Tenant’s cabling and wiring in the Relocation Space and (C) updating Tenant’s stationery, business cards, website and other business materials containing the address of the Premises.

(i) Representations and Warranties.

The person or persons executing this Lease on behalf of Tenant represent, covenant and warrant to Landlord as of the date Tenant executes and delivers this Lease that: (i) Tenant is duly constituted, in good standing and qualified to do business in the State of North Carolina, (ii) Tenant has paid all corporate taxes (if applicable), (iii) Tenant will file when due all forms, reports, fees and other documents necessary to comply with applicable laws, and (iv) the signatories signing on behalf of Tenant have the requisite authority to bind Tenant pursuant to Tenant’s organizational documents (i.e. partnership agreement, operating agreement or bylaws) or a certified copy of a resolution from Tenant authorizing same.

(j) Building Access.

There shall be open access to the Building during Standard Hours of Operation. At all other times, access to the Building may be restricted, at Landlord’s election, by use of a card or key access system at an entrance to the Building such that Tenant shall have access to the Building twenty-four (24) hours a day, seven (7) days a week. In the event Landlord elects to install such an access system, Landlord shall, within fifteen (15) days following the Commencement Date, furnish Tenant, at no cost to Tenant, up to seven (7) access cards or keys in order to enter the Building. For purposes hereof, any such access cards, keys or other comparable access devices are collectively referred to as “access cards.” Thereafter, additional access cards and replacement access cards (for lost access cards) shall be made available to Tenant at a charge equal to $25.00 per card (subject to reasonable adjustment by Landlord from time to time) upon Landlord’s receipt of an order signed by Tenant. Tenant shall promptly provide Landlord with written notice of any lost or stolen access cards for the Building. Landlord shall replace all defective or worn access cards without charge. All cards shall remain the property of Landlord. No additional locks shall be allowed on any exterior door of the Premises without Landlord’s written permission and locks on any interior door shall be permitted only to the extent such locks are permissible under applicable laws and relevant insurance requirements. Upon termination of this Lease, Tenant shall surrender to Landlord all access cards and keys related to the Premises, and give to Landlord the combination of all locks for sages, safe cabinets and vault doors, if any, to remain in the Premises and in the event Tenant fails to return all such access cards to Landlord at the end of the Term, Tenant shall pay Landlord $25.00 for each such access card not returned to Landlord.

(k) Lender Approval.

This Lease may be subject to approval by Landlord’s lender. In the event such approval is required and Landlord is unable to obtain such approval within thirty (30) days after the date of this Lease, either party may elect to terminate this Lease upon written notice to the other in which event the parties hereto shall have no further rights or obligations hereunder and Landlord shall return to Tenant any advance rent or security deposit tendered by Tenant under this Lease.

(l) Financial Disclosures. Tenant shall at any time upon receipt of a written request from Landlord (such request to be made no more than twice in any Lease Year), provide true, complete and accurate financial information and documentation about itself and any Guarantor to Landlord, within ten (10) days after such request. The foregoing financial information shall consist of a profit/loss statement, balance sheet and statement of cash flow). The individuals executing this Lease on Tenant’s behalf hereby represent and warrant to Landlord that the financial statements and other information submitted to Landlord by Tenant prior to the execution hereof are true, complete and accurate in all material respects, were prepared in accordance with generally accepted cash accounting principles applied on a consistent basis, and accurately reflect Tenant’s net worth as of the date hereof. Landlord covenants and agrees to keep such records confidential; provided, however, Landlord may share the information contained within such records with its legal counsel, accountants and employees, prospective purchasers and lenders, and as may otherwise be required by applicable law. The terms of this Section 39(l) shall not apply for so long as Tenant is subject to, and is in compliance with, all of the then-current reporting requirements of the Securities Exchange Act of 1934 and all rules and regulations promulgated thereunder.

(m) Domicile. Tenant hereby elects domicile at the Premises for the purpose of service of all notices, writs of summons or other legal documents or process in any suit, action or proceeding which Landlord or any mortgagee may undertake under this Lease.

(n) Landlord’s Approval. If in this Lease it is provided that Landlord’s consent or approval as to any matter will not be unreasonably withheld or delayed, and it is established by a court or body having final jurisdiction thereover that Landlord has been unreasonable, the sole effect of such finding shall be that Landlord shall be deemed to have given its consent or approval, but Landlord shall not be liable to Tenant in any respect for money damages or expenses incurred by Tenant by reason of Landlord having withheld its consent. Nothing contained in this paragraph shall be deemed to limit Landlord’s right to give or withhold consent unless such limitation is expressly contained in the paragraph to which such consent pertains.

(o) Time of the Essence. Time is of the essence with respect to all of Tenant’s obligations under this Lease.

(p) No Liability. Landlord shall not be liable to Tenant for any damage caused by other tenants or persons in the Building or caused by operations of others in the construction of any private, public or quasi-public work.

[signatures on next page]

IN WITNESS WHEREOF, the parties have caused this Lease to be duly executed and sealed pursuant to authority duly given as of the day and year first above written.

“LANDLORD”

KEYSTONE 430 TT LLC, a Delaware limited liability company

By:	/s/ F. Jonathan Dracos
Name: F. Jonathan Dracos
Title: President

Date:	, 2013

“TENANT”

REGADO BIOSCIENCES, INC., a Delaware corporation

By:	/s/ Chris Courts
Name: Chris Courts
Title: VP- Finance
Date: 5/1/13, 2013